UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 17, 2011
ZAYO GROUP, LLC
(Exact name of registrant as specified in its charter)

Delaware	333-169979	26-201259

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Centennial Parkway, Suite 200, Louisville, CO	80027

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (303) 381-4683
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement
On November 17, 2011, Zayo Group, LLC and its subsidiaries (collectively the “Company”) entered into a third amendment (the “Amendment”) to the Company’s March 12, 2010 Credit Agreement (the “Agreement”) with SunTrust Bank, in their capacity as the administrative agent, and various lending banks party thereto.
The Amendment allows the Company to consummate the acquisition of 360 Networks (the “360 Acquisition”) that was announced on October 7, 2011. The Amendment and the changes to the Agreement contemplated therein, including those summarized below, will only become effective upon the closing of the 360 Acquisition and the satisfaction of other conditions, as set forth in the Amendment.
The Amendment modifies certain terms within Article 8.1 — Negative Covenants: Funded Debt, of the Agreement to give us greater flexibility to incur additional debt (including the debt that we intend to incur to finance the 360 Acquisition), including:
•	Up to $315.0 million of secured debt to finance the 360 Acquisition, which may be in the form of term loans or notes;
•	Up to $60.0 million of bridge indebtedness to finance the 360;
•	Up to $250 million of additional secured indebtedness to finance future acquisitions, provided, that at the time of incurrence of any permitted secured indebtedness, the senior secured leverage ratio for the most recent fiscal quarter then ended is no greater, calculated on a pro forma basis, than 3.5 to 1.0; and
•	Additional unsecured debt provided, that at the time of incurrence of any such unsecured indebtedness, the leverage ratio for the most recent fiscal quarter then ended is no greater, calculated on a pro forma basis, than 4.25 to 1.0.
The Amendment modifies certain terms within Article 8.4 — Negative Covenants: Restricted Payments and Purchases, of the Agreement, including:
•	The Company may make restricted payments and restricted purchases in the following amounts, so long as both before and after giving effect to such restricted payment or restricted purchase, no default has occurred and is continuing or would result from the making of such restricted payment or restricted purchase:
(i)	$20.0 million — if minimum availability is greater than or equal to $65.0 million and the leverage ratio is less than 4.0 to 1.0 but greater than or equal to 3.5 to 1.0 at the time of the proposed payment of the restricted payments or the proposed restricted purchase;

(ii)	$50.0 million — if minimum availability is greater than or equal to $32.5 million and if the leverage ratio is less than 3.5 to 1.0 but greater than or equal to 2.5 to 1.0 at the time of the proposed payment of the restricted payments or the proposed restricted purchase;

(iii)	$70.0 million — if the leverage ratio is less than 2.5 to 1.0 but greater than or equal to 1.5 to 1. 0 at the time of the proposed payment of the restricted payments or the proposed restricted purchase; and

(iv)	$90.0 million — if the leverage ratio is less than 1.5 to 1.0 at the time of the proposed payment of the restricted payments or the proposed restricted purchase.

The Amendment also modifies certain terms within Article 8.8 — Financial Covenants, of the Agreement, including:
•	The senior secured leverage ratio, as defined in the Agreement, has been modified such that the Company shall not permit, at the end of each applicable fiscal quarter, the senior secured leverage ratio for the immediately preceding twelve month period then ended to be greater than the required amount for the applicable period set forth below:

Applicable
Applicable Period	Ratio
For the twelve-month periods ending December 31, 2011 and March 31, 2012	4.50 to 1.00
For the twelve-month periods ending June 30, 2012, September 30, 2012, December 31, 2012, March 31, 2013, June 30, 2013 and September 30, 2013	4.00 to 1.00
For the twelve-month periods ending December 31, 2013 and for each fiscal quarter thereafter	3.50 to 1.00
•	The fixed charge coverage ratio, as defined in the Agreement, has been modified such that the Company shall not permit, at the end of each applicable fiscal quarter, the fixed charge coverage ratio for the immediately preceding twelve month period then ended to be less than the required amount for the applicable period set forth below:

Applicable
Applicable Period	Ratio
For the twelve-month periods ending December 31, 2011, March 31, 2011,June 30, 2012, September 30, 2012 and December 31, 2012	2.25 to 1.00
For the twelve-month periods ending March 31, 2013 and June 30, 2013	2.50 to 1.00
For the twelve-month periods ending September 30, 2013 and December 31, 2013	2.75 to 1.00
For the twelve-month periods ending March 31 2014, June 30, 2014 and September 30, 2014	3.00 to 1.00
For the twelve-month periods ending December 31, 2014 and for each fiscal quarter thereafter	3.25 to 1.00
The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Third Amendment to the Credit Agreement dated November 17, 2011 which is incorporated by reference as Exhibit 10.1 to this current report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits. The following exhibit is filed with this Form 8-K:

Exhibit No.	Description
10.1
Third Amendment to Credit Agreement, dated as of November 17, 2011, by and among Zayo Group, LLC, Zayo Capital, Inc., the guarantors party thereto, the Lenders party thereto, and SunTrust Bank, as administrative agent.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAYO GROUP, LLC
By:	/s/ Ken desGarennes
Ken desGarennes
Chief Financial Officer
DATED: November 18, 2011

EXHIBIT INDEX

Exhibit No.	Description
10.1
Third Amendment to Credit Agreement, dated as of November 17, 2011, by and among Zayo Group, LLC, Zayo Capital, Inc., the guarantors party thereto, the Lenders party thereto, and SunTrust Bank, as administrative agent.